Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER AND FIRST HALF 2007 EARNINGS

July 18, 2007, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today net income of $2.0 million, or $0.50 per diluted share, for the quarter ended June 30, 2007, up $221 thousand, or 12.2% from the second quarter of 2006. Results for the six months ended June 30, 2007 were $3.9 million in net income, or $0.98 per diluted share, up 12.8% from $3.5 million reported for the first half of 2006.

Assets as of June 30, 2007 totaled $812.2 million, 1.9% higher than June 30, 2006 assets of $797.0 million. “As we have used maturing investments to pay down our Federal Home Loan Bank (FHLB) advances, our asset growth has slowed somewhat,” said Robert F. Shuford, President, Chairman and CEO of Old Point Financial Corporation. “Loan growth continues to be steady, however, and our asset quality remains good.” Net loans grew to $585.0 million, a 7.4% increase over 2006 total net loans of $544.9 million. Deposits for the period increased to $598.3 million, or up 7.5% over June 30, 2006 deposits of $556.8 million.

Non-performing Assets (NPAs) as a percentage of total assets are at .38% as of June 30, 2007. On June 30, 2007, NPAs totaled $3.1 million. The June 2007 total consisted of $1.3 million in restructured debt, $164 thousand in nonaccrual loans, $165 thousand in a former branch site, $240 thousand in foreclosed property and $1.2 million in loans still accruing interest but past due 90 days or more. $880 thousand of the loans still accruing interest but past due 90 days or more were matured loans as of the end of the quarter. These loans have since been renewed and are current. The $1.3 million in restructured debt is current and paying as agreed.

Other items of note for the second quarter of 2007:

Net interest income after provision for loan losses was $6.3 million, up 8.1% or $472 thousand over the second quarter in 2006. For the first half of 2007, net interest income after provision for loan losses totaled $12.2 million, up $731 thousand, or 6.4%, over the six months ended June 30, 2006.

Total non interest income for the second quarter was $3.1 million, up 3.6% or $108 thousand higher than the comparable quarter of 2006. For the first six months of 2007, noninterest income was $6.2 million, up 6.9%, or $400 thousand over the first half of 2006.

Noninterest expenses increased by $229 thousand on a quarter-to-quarter comparison, or 3.6%, and $414 thousand, or 3.3%, on a year-to-year basis.

Net interest margin (NIM) for the second quarter 2007 was 3.45% as compared to 3.45% for the second quarter of 2006. However, it is to be noted that the margin improved from the 3.27% net interest margin reported for the first quarter of 2007.

Dividends declared for 2007 year-to-date have been $0.36 per share, up $0.02, or 5.9% from year-to-date 2006.

Return on Average Assets (ROA) for year-to-date 2007 is 0.95%, and Return on Average Equity (ROE) is 10.32%.

Old Point Financial Corporation (“OPOF”-Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 19-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286

Old Point Financial Corporation

Consolidated Balance Sheets

in thousands, except per share data

Assets
			30-Jun-07	30-Jun-06
Cash and due from banks			$14,562	$17,594
Federal funds sold			7,873	5,451

Cash and cash equivalents			22,435	23,045
Securities available-for-sale, at fair value			157,080	186,065
Securities held-to-maturity (fair value approximates $3,644 and $3,308)			3,632	3,323
Loans, net of allowance for loan losses of $5,089 and $4,549			585,026	544,905
Premises and equipment, net			25,963	21,478
Bank owned life insurance			10,905	10,325
Other assets			7,150	7,879

Total Assets			$812,191	$797,020

Liabilities & Stockholders’ Equity
Deposits:
Noninterest-bearing deposits			$97,545	$97,952
Savings deposits			203,638	200,145
Time deposits			297,165	258,712

Total deposits			598,348	556,809
Federal funds purchased, repurchase agreements and other borrowings			43,955	51,186
Federal Home Loan Bank advances			90,000	115,000
Accrued expenses and other liabilities			2,810	2,438

Total Liabilities			735,113	725,433

Stockholders’ Equity
Common stock, $5.00 par value
	2007	2006
Shares Authorized	10,000,000	10,000,000
Shares Issued	3,979,111	3,991,305	19,896	19,956
Additional paid in capital			15,273	14,620
Retained earnings			43,598	40,265
Accumulated other comprehensive income (loss)			(1,689)	(3,254)

Total Stockholders’ Equity			77,078	71,587

Total Liabilities and Stockholders’ Equity			$812,191	$797,020

Old Point Financial Corporation

Consolidated Statements of Earnings

in thousands, except per share data

Interest Income	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Interest and fees on loans	$10,469	$9,005	$20,707	$17,304
Interest on federal funds sold	144	81	297	133
Interest on securities
Taxable	1,151	1,277	2,375	2,566
Exempt from federal income tax	321	367	648	755
Dividends and interest on all other securities	96	92	221	179

Total interest income	12,181	10,822	24,248	20,937

Interest Expense
Interest on savings deposits	661	571	1,293	1,065
Interest on time deposits	3,343	2,527	6,655	4,806
Interest on federal funds purchased , securities sold under agreement to repurchase and other borrowings	479	464	978	872
Interest on Federal Home Loan Bank advances	1,220	1,154	2,635	2,138

Total interest expense	5,703	4,716	11,561	8,881
Net Interest Income	6,478	6,106	12,687	12,056
Provision for loan losses	200	300	500	600

Net interest income after provision for loan losses	6,278	5,806	12,187	11,456

Noninterest Income

Income from fiduciary activities	783	661	1,580	1,339
Service charges on deposit accounts	1,450	1,392	2,843	2,725
Other service charges, commissions and fees	582	718	1,167	1,253
Income from bank owned life insurance	148	134	296	267
Gain on available-for-sale securities, net	0	1	3	2
Other operating income	170	119	323	226

Total noninterest income	3,133	3,025	6,212	5,812

Noninterest Expense

Salaries and employee benefits	4,040	3,825	7,942	7,537
Occupancy and equipment	889	886	1,788	1,777
Postage and courier	127	129	255	268
Service fees	91	201	166	369
Data processing	220	186	423	355
Advertising	203	189	376	331
Customer development	163	127	339	295
Employee professional development	176	160	326	291
Other	665	642	1,284	1,262

Total noninterest expenses	6,574	6,345	12,899	12,485

Income before income taxes	2,837	2,486	5,499	4,783
Income tax expense	810	680	1,555	1,287

Net Income	2,027	1,806	3,944	3,496

Basic Earnings Per Share
Average shares outstanding	3,991,871	3,988,674	3,990,649	3,991,815
Net income per share of common stock	$0.51	$0.45	$0.99	$0.88
Diluted Earnings per share
Average shares outstanding	4,025,297	4,049,006	4,028,333	4,052,729
Net income per share of common stock	$0.50	$0.45	$0.98	$0.86

Cash Dividends Declared	$0.18	$0.17	$0.36	$0.34

Selected Ratios

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Net Interest Margin	3.45%	3.45%	3.36%	3.47%

	6 Months Ended	6 Months Ended
	30-Jun-07	30-Jun-06
NPAs/Total Assets	0.38%	0.10%
Net Charge Offs/Total Loans	0.07%	0.18%
Allowance for Loan Losses/Total Loans	0.86%	0.83%
Non-Performing Assets (NPAs)	$3,076	$778
Composition of NPAs(000):
Nonperfoming Loans	$164	$257
Loans > 90 days past due, but still accruing interest	$1,181	$356
Restructured Loans	$1,326	$0
Other Real Estate Owned	$405	$165